Name of Registrant:
Franklin Fund Allocator Series

File No. 811-07851

Exhibit Item No. 77I: Terms of new or amended securities


The following series of the Registrant began offering new
Advisor Class shares on June 15, 2016.

	Franklin NextStep Conservative, NextStep Moderate and
	NextStep Growth Funds